July 6, 2001

Board of Directors
Internet VIP, Inc.
1155 University Street, Suite 602
Montreal, Canada H3B 3A7

Gentlemen:

         As counsel for your Company, we have examined your certificate of incorporation, by-laws, and such other corporate records, documents and proceeding and such questions of law as we have deemed relevant for the purpose of this opinion.

         We have also, as such counsel, examined the Registration Statement (the "Registration Statement") of your Company on Form S-8, covering the registration under the Securities Act of 1933, as amended, of 900,000 shares of the Company's Common Stock which are to be issued to a consultant of the Company (the "Consulting Stock").

         On the basis of such examination, we are of the opinion that:

         1. The Company is a corporation duly authorized and validly existing and in good standing under the laws of the State of Delaware, with corporate power to conduct its business.

         2. The Company has an authorized capitalization of 50,000,000 Shares of Common Stock.

         3. The Consulting Stock have been duly and validly authorized and represent fully paid and non-assessable shares of the Company's Common Stock.

         We hereby consent to the use of our name in the Registration Statement under the caption "Legal Opinions" and we also consent to the filing of this opinion as an exhibit thereto.

                                              Very truly yours,

                                              /s/Heller, Horowitz & Feit, P.C.

                                              HELLER, HOROWITZ & FEIT, P.C.

HH&F/jr